As filed with the Securities and Exchange Commission on June 23, 2005

Registration Statement No. 333-125759

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO.1

To

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CAPITAL MARITIME & TRADING CORP.

(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands (State or other jurisdiction of incorporation or organization)	4412 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification No.)
3, Iassonos Street Piraeus, Athens, 18537 GR +30 210 458 4950 (Address and telephone number of Registrant's principal executive offices)
CT Corporation System 111 Eighth Avenue, 13th Floor New York, NY 10011 212-894-8400
(Name, address and telephone number of agent for service)

Copies to:
Gregory M. Shaw, Esq. Cravath, Swaine & Moore LLP CityPoint, One Ropemaker Street London, EC2Y 9HR, England +44 207 453 1000 (telephone number) +44 207 860 1150 (facsimile number)		Jay Clayton, Esq. Sullivan & Cromwell LLP 1 New Fetter Lane London, EC4A 1AN, England +44 207 959 8900 (telephone number) +44 207 959 8950 (facsimile number)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This amendment No. 1 to the registration statement of Capital Maritime & Trading Corp. ("First Amendment") does not relate to our preliminary prospectus which is not amended hereby. As such, this First Amendment does not include a copy of our preliminary prospectus. This First Amendment is being filed solely for the purpose of submitting Exhibits 1.1, 2.1, 4.1, 4.2, 5.1, 10.7 and 23.2.

1

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6.     Indemnification of Directors and Officers.

The By-laws of the Registrant provide that every director and officer of the Registrant shall be indemnified out of the funds of the Registrant, to the fullest extent permitted by Marshall Islands law, against:

(1)	all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such director or officer in connection with any civil or criminal proceeding to which they are made party by reason of the fact they are or were a director or officer of the corporation; and

(2)	all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such director or officer in connection with any civil or criminal proceeding initiated by such director or officer so long as the initiation of such proceeding was authorized by the board of directors.

Section 60 of the Associations Law of the Republic of the Marshall Islands provides as follows:

Indemnification of directors and officers.

(1)	Actions not by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonable believed to be in or not opposed to the bests interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(2)	Actions by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not, opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3)	When director or officer successful. To the extent that director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

(4)	Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

(5)	Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(6)	Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7)	Insurance. A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 7.     Recent Sales of Unregistered Securities.

Not applicable.

Item 8.     Exhibits and Financial Statement Schedules.

Exhibit Number	Description
1.1	Form of Underwriting Agreement
2.1	Plan of reorganization
3.1	Amended and Restated Articles of Incorporation*
3.2	Amended and Restated By-laws*
4.1	Specimen of certificate representing the equity shares
4.2	Stockholders' Rights Agreement
5.1	Opinion of Healy & Baillie, LLP
10.1	Loan Agreement, dated November 30, 2004, between Jet Maritime Corp. and National Bank of Greece S.A.*
10.2	Loan Agreement, dated November 30, 2004, between Ship Power Marine S.A. and National Bank of Greece S.A.*

Exhibit Number	Description
10.3	Loan Agreement, dated July 24, 2003, between Figaro Shipping Ltd., Magic Star Shipping Co. Ltd., Nuse Shipping Ltd., Vague Shipping Ltd., Zoom Shipping Ltd., Ocean Village Maritime S.A. and National Bank of Greece S.A.*
10.4	Form of shipbuilding contract for the production of one 47,000 dwt class product/chemical tanker by Hyundai Mipo Dockyard Co. Ltd.*
10.5	Form of shipbuilding contract for the production of one 37,000 dwt class product/chemical tanker by Hyundai Mipo Dockyard Co. Ltd.*
10.6	[Reserved]
10.7	Form of registration rights agreement
10.8	Form of performance guarantee for shipbuilding contract entered into by Barclay Shipping Limited*
10.9	Form of management agreement between Barclay Shipping Limited and vessel-owning subsidiary*
10.10	Letter Agreement, dated June 10, 2005, between Express Sea Transport Corporation and the Registrant*
10.11	Commission Receivables Sale Agreement, dated as of June 6, 2005, between Barclay Shipping Limited and the Registrant*
10.12	Letter agreement, dated May 19, 2005, among the Registrant, Aegean Baltic Bank S.A. and HSH Nordbank AG*
10.13	Letter agreement, dated April 26, 2005, among the Registrant, Capital Ship Management Corp., Bremer Landesbank Kreditanstalk Oldenburg—Girozentrale and Deutsche Schiffsbank AG*
10.14	Letter agreement, dated May 23, 2005, between the Registrant and Fortis Bank (Nederland) N.V.*
10.15	Letter agreement, dated May 24, 2005, among the Registrant, HSBC Bank plc and ING Bank NV*
10.16	Letter agreement, dated May 24, 2005, between Capital Ship Management Corp. and EFG Eurobank Ergasias S.A.*
21.1	Subsidiaries of the Registrant*
23.1	Consent of Ernst & Young (Hellas) Certified Auditors Accountants S.A.*
23.2	Consent of Healy & Baillie, LLP (included in Exhibit 5.1)
23.3	Consent of E.A. Gibson Shipbrokers Ltd.*
24.1	Powers of Attorney (included in this Part II of the Registration Statement)*

* Previously filed.

Item 9.     Undertakings.

The undersigned Registrant hereby undertakes:

(1)	That for purposes of determining any liability under the Securities Act of 1933, as amended (the "Act"), the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)	That for purposes of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Piraeus, Country of Greece on the 23rd day of June, 2005.

CAPITAL MARITIME & TRADING CORP.
By: /s/ Evangelos M. Marinakis

Name: Evangelos M. Marinakis Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on the 23rd day of June, 2005 in the capacities and on the dates indicated.

Signature	Title	Date

*	Chairman of the Board	June 23, 2005

Gregory J. Timagenis

/s/ Evangelos M. Marinakis	Director, President and Chief Executive Officer (Principal Executive Officer)	June 23, 2005

Evangelos M. Marinakis

/s/ Ioannis E. Lazaridis	Director and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 23, 2005

Ioannis E. Lazaridis

*	Director	June 23, 2005

Pierre de Demandolx Dedons

*	Director	June 23, 2005

Stuart R. Maconochie

*	Director	June 23, 2005

Abel Rasterhoff

*	Director	June 23, 2005

John A. Xylas

* By:    /s/ Ioannis E. Lazaridis

             Ioannis E. Lazaridis
                     Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, as amended, the undersigned, a duly authorized representative of Capital Maritime & Trading Corp. in the United States, has signed the Registration Statement in the City of Newark, State of Delaware on the 23rd day of June, 2005.

Puglisi & Associates
By: /s/ Donald J. Puglisi

Name: Donald J. Puglisi Title: Managing Director

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement
2.1	Plan of reorganization
3.1	Amended and Restated Articles of Incorporation*
3.2	Amended and Restated By-laws*
4.1	Specimen of certificate representing the equity shares
4.2	Stockholders' Rights Agreement
5.1	Opinion of Healy & Baillie, LLP
10.1	Loan Agreement, dated November 30, 2004, between Jet Maritime Corp. and National Bank of Greece S.A.*
10.2	Loan Agreement, dated November 30, 2004, between Ship Power Marine S.A. and National Bank of Greece S.A.*
10.3	Loan Agreement, dated July 24, 2003, between Figaro Shipping Ltd., Magic Star Shipping Co. Ltd., Nuse Shipping Ltd., Vague Shipping Ltd., Zoom Shipping Ltd., Ocean Village Maritime S.A. and National Bank of Greece S.A.*
10.4	Form of shipbuilding contract for the production of one 47,000 dwt class product/chemical tanker by Hyundai Mipo Dockyard Co. Ltd.*
10.5	Form of shipbuilding contract for the production of one 37,000 dwt class product/chemical tanker by Hyundai Mipo Dockyard Co. Ltd.*
10.6	[Reserved]
10.7	Form of registration rights agreement
10.8	Form of performance guarantee for shipbuilding contract entered into by Barclay Shipping Limited*
10.9	Form of management agreement between Barclay Shipping Limited and vessel-owning subsidiary*
10.10	Letter Agreement dated June 10, 2005, between Express Sea Transport Corporation and the Registrant*
10.11	Commission Receivables Sale Agreement, dated as of June 6, 2005, between Barclay Shipping Limited and the Registrant*
10.12	Letter agreement, dated May 19, 2005, between the Registrant, Aegean Baltic Bank S.A. and HSH Nordbank AG*
10.13	Letter agreement, dated April 26, 2005, among the Registrant, Capital Ship Management Corp., Bremer Landesbank Kreditanstalk Oldenburg—Girozentrale and Deutsche Schiffsbank AG*
10.14	Letter agreement, dated May 23, 2005, between the Registrant and Fortis Bank (Nederland) N.V.*
10.15	Letter agreement, dated May 24, 2005, among the Registrant, HSBC Bank plc and ING Bank NV*
10.16	Letter agreement, dated May 24, 2005, between Capital Ship Management Corp. and EFG Eurobank Ergasias S.A.*
21.1	Subsidiaries of the Registrant*
23.1	Consent of Ernst & Young (Hellas) Certified Auditors Accountants S.A.*
23.2	Consent of Healy & Baillie, LLP (included in Exhibit 5.1)
23.3	Consent of E.A. Gibson Shipbrokers Ltd.*
24.1	Powers of Attorney (included in this Part II of the Registration Statement)*

*    Previously filed.